Exhibit 99.1

Trex Company Reports Record Third Quarter 2018 Results

--Strong Demand and Significant Operating Leverage Drove Record Revenue and Operating Profit

--Year-to-date Sales and Diluted EPS, up 23% and 42%, respectively

Third Quarter Highlights

  Consolidated net sales increased 19% to $166 million and were reduced by a $6 million one-time charge to expand stocking positions in residential sales channels
  Consolidated gross margin expanded 100 basis points to 40.4%
  Consolidated earnings increased 47% to $0.50 per diluted share including $0.07 per share related to the one-time charge

WINCHESTER, Va.--(BUSINESS WIRE)--October 29, 2018--Trex Company, Inc. (NYSE: TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Results

Consolidated net sales for the third quarter of 2018 increased 19% to $166 million, inclusive of a one-time revenue special charge of $6 million to expand product stocking positions in residential sales channels. Trex Residential Products net sales were up 12% to $147 million, inclusive of the one-time charge mentioned above, and Trex Commercial Products contributed an additional $19 million. Consolidated gross margin for the quarter was 40.4%. Residential Products gross margin expanded 170 basis points to 42.3%. Excluding the one-time charge, residential sales increased 17% and gross margin expanded by 400 basis points. As anticipated, Commercial Products gross margin showed sequential improvement, increasing 130 basis points to 25.9% in the third quarter compared to the second quarter. SG&A was $28 million, or 16.9% of sales.

Net income for the third quarter of 2018 was $29 million, or $0.50 per diluted share, both up 47% from the net income of $20 million, or $0.34 per diluted share reported for last year’s third quarter. Excluding this quarter’s special charge, diluted earnings per share was $0.57, up 68%.

“We achieved substantial revenue growth in both Residential and Commercial Products in the third quarter, setting the stage for another record year for Trex. Residential Products continued to benefit from strong customer demand and brand leadership, which led to net sales growth of 17% in the third quarter, exclusive of the one-time $6 million charge to net sales incurred in the period. This charge is closely tied to expanded business relationships for Trex in residential sales channels, and our strategy to drive accelerated conversion from the wood market. We were able to expand Residential Product gross margin in the third quarter as ongoing manufacturing cost savings programs, lower recycled polyethylene input costs and higher utilization more than offset increased freight and other raw material inflation. Excluding the $6 million charge, consolidated gross margin expanded in the quarter by 310 basis points. Commercial Products results were in line with our expectations, posting year-on-year net sales growth and sequential improvement in gross margin,” noted James E. Cline, President and Chief Executive Officer.

Nine Month 2018 Results

Net sales for the nine months of 2018 were $544 million, 23% above the $443 million reported for the comparable period in 2017. Trex Residential Products net sales were up 13% to $491 million, with Trex Commercial Products contributing an additional $53 million. Consolidated gross margin for the nine months of 2018 was 43.2%. Trex Residential Products gross margin expanded 150 basis points to 45.4%. SG&A was $91 million, or 16.6% of sales. Exclusive of $2.9 million in amortization of intangibles associated with the acquisition of SC Company, SG&A was 16.1% of net sales. Net income was $109 million, or $1.85 per diluted share, a 42% year-over-year increase.

Summary and Outlook

“Year-to-date results reflect the positive momentum that Trex continues to enjoy thanks to a combination of macroeconomic, secular and company-specific trends. Consumer confidence levels remain high and the repair and remodel sector continues to trend favorably. At the same time, high-performance composite decking is becoming the material of choice among homeowners and professional contractors and is increasingly recognized for its ability to enhance residential resale values.

“Within this favorable business environment, our investments in brand leadership continue to yield positive results for Trex. Our website traffic trends and marketing analytics indicate that our consumer engagement programs are resonating with our target customer. Building on our success in gaining market share, we expect the conversion from wood to composite to continue to accelerate in 2019.

“For the fourth quarter of 2018, we expect consolidated net sales of $131 million, comprised of $115 million from Trex Residential Products and $16 million from Trex Commercial Products. This would bring full year 2018 net sales growth to 21% exclusive of the third quarter special charge. Our projected effective tax rate for the year remains at approximately 25%. We forecast our full year 2018 incremental margin to remain at approximately 45% to 50%, and we project our capital spending requirements to be between $30 and $35 million. Related to expanded stocking positions in our residential sales channels, we expect to realize growth from these relationships beginning in the second quarter of 2019,” Mr. Cline concluded.

Third Quarter 2018 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2018 results and other corporate matters on Monday, October 29, 2018 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q18 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our product, at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyberattacks, security breaches or other security vulnerabilities; and the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing, staging, acoustical and seating systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit www.trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Net sales	$166,380	$140,194	$544,279	$442,941

Cost of sales	99,170	84,910	309,241	250,473

Gross profit	67,210	55,284	235,038	192,468

Selling, general and administrative expenses	28,132	24,919	90,603	75,409

Income from operations	39,078	30,365	144,435	117,059

Interest (income) expense, net	(222)	59	377	515

Income before income taxes	39,300	30,306	144,058	116,544

Provision for income taxes	9,829	10,208	34,657	39,715

Net income	$29,471	$20,098	$109,401	$76,829

Basic earnings per common share	$0.50	$0.34	$1.86	$1.31

Basic weighted average common shares outstanding	58,741,973	58,808,098	58,785,546	58,771,444

Diluted earnings per common share	$0.50	$0.34	$1.85	$1.30

Diluted weighted average common shares outstanding	59,084,117	59,156,432	59,111,303	59,126,994

Comprehensive income	$29,471	$20,098	$109,401	$76,829

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2018	2017

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$107,313	$30,514
Accounts receivable, net	87,915	66,882
Inventories	35,451	34,524
Prepaid expenses and other assets	18,106	16,878
Total current assets	248,785	148,798
Property, plant and equipment, net	108,233	103,110
Goodwill and other intangibles	74,608	71,319
Other assets	3,283	3,000
Total assets	$434,909	$326,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$18,198	$9,953
Accrued expenses and other liabilities	52,244	46,266
Accrued warranty	5,400	6,290
Line of credit	-	-
Total current liabilities	75,842	62,509

Deferred income taxes	1,286	1,286
Non-current accrued warranty	27,235	28,709
Other long-term liabilities	1,892	2,473
Total liabilities	106,255	94,977

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 69,991,454 and 69,844,222 shares issued and 58,754,048 and 58,856,860 shares outstanding at September 30, 2018 and December 31, 2017, respectively	700	349
Additional paid-in capital	122,725	122,043
Retained earnings	391,770	282,370
Treasury stock, at cost, 11,237,406 and 10,987,362 shares at September 30, 2018 and December 31, 2017, respectively	(186,541)	(173,512)
Total stockholders’ equity	328,654	231,250
Total liabilities and stockholders’ equity	$434,909	$326,227

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2018	2017
	(unaudited)
Operating Activities
Net income	$109,401	$76,829
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	13,164	12,065
Stock-based compensation	5,045	3,913
Loss on disposal of property, plant and equipment	50	1,720
Other non-cash adjustments	(408)	(405)
Changes in operating assets and liabilities:
Accounts receivable	(21,034)	(14,407)
Inventories	(927)	4,860
Prepaid expenses and other assets	(3,155)	1,799
Accounts payable	8,245	1,203
Accrued expenses and other liabilities	619	(2,438)
Income taxes receivable/payable	4,369	7,698

Net cash provided by operating activities	115,369	92,837

Investing Activities
Expenditures for property, plant and equipment and intangibles	(21,611)	(11,108)
Proceeds from sales of property, plant and equipment	83	-
Acquisition of business	-	(71,523)

Net cash used in investing activities	(21,528)	(82,631)

Financing Activities
Borrowings under line of credit	172,250	201,000
Principal payments under line of credit	(172,250)	(201,000)
Repurchases of common stock	(17,723)	(3,617)
Proceeds from employee stock purchase and option plans	681	288

Net cash used in financing activities	(17,042)	(3,329)

Net increase in cash and cash equivalents	76,799	6,877
Cash and cash equivalents at beginning of period	30,514	18,664

Cash and cash equivalents at end of period	$107,313	$25,541

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300
or
Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800